Exhibit 99.1

News Release

Contact: Mike Majors 972-569-3627	• 3700 S. Stonebridge Drive McKinney, Texas 75070	• NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

THIRD QUARTER 2012 RESULTS

McKinney, TX, October 24, 2012—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2012, net income was $1.36 per share, compared with $1.25 per share for the year-ago quarter. Net operating income for the quarter was $1.29 per share, compared with $1.17 per share for the year-ago quarter.

Reconciliations between net income and net operating income, GAAP ROE and management ROE, and GAAP book value and management book value are shown in the Financial Summary below.

HIGHLIGHTS:

•	Net operating income per share increased 10% over the year-ago quarter.

•	ROE (excluding net unrealized gains on fixed maturities) for the nine months ended September 30, 2012 was 15.6%.

•	American Income net life sales were up 12% compared to the year-ago quarter.

•	American Income agent count was up 23% over the year-ago quarter.

•	Liberty National net life sales and agent count grew sequentially for the second quarter in a row.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended September 30,		%	Quarter Ended September 30,		%
	2012	2011	Chg.	2012	2011	Chg.
Insurance underwriting income*	$1.43	$1.16	23	$138.0	$122.6	13
Excess investment income*	0.57	0.61	(7)	54.7	63.9	(14)
Parent company expense	(0.02)	(0.01)		(2.0)	(1.4)
Income tax	(0.65)	(0.56)	16	(62.4)	(59.3)	5
Stock option expense, net of tax	(0.04)	(0.02)		(3.5)	(2.6)

Net operating income	$1.29	$1.17	10	$124.8	$123.2	1

Reconciling items, net of tax:
Realized gains on investments	0.05	0.08		4.7	8.2
Medicare Part D adjustment	0.02	0.00		1.6	(0.1)
Gain on Disposal of Discontinued Operations	0.00	0.00		0.0	0.1
Family Heritage Acquisition Expense	0.00	0.00		(0.4)	0.0

Net income	$1.36	$1.25		$130.7	$131.4

Weighted average diluted shares outstanding (000)	96,342	105,312

*	See definitions in the following sections and in the Torchmark 2011 SEC Form 10-K.

Note: Tables in this news release may not foot due to rounding

	Financial Summary, continued Management vs. GAAP Measures (dollars in millions, except per share data)
	Management (excluding the Revaluation Adj.**)		Revaluation Adjustment**		GAAP
	at September 30,		at September 30,		at September 30,
	2012	2011	2012	2011	2012	2011
3rd Qtr. Net income as a ROE					12.6%	14.5%
3rd Qtr. Net operating income as a ROE	15.3%	15.2%
Shareholders’ equity	$3,303	$3,232	$1,006	$585	$4,309	$3,817
Book value per share	$34.39	$31.62	$10.47	$5.72	$44.86	$37.34

**	Accounting rules (formerly known as FAS 115) require a revaluation adjustment of fixed maturities available for sale to fair value. Without the revaluation adjustment, these assets would be reported at amortized cost. ROE is calculated using average equity for a given period.

INSURANCE OPERATIONS – comparing the third quarter 2012 with third quarter 2011:

Life insurance accounted for 73% of the Company’s insurance underwriting margin for the quarter and 64% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 22% of Torchmark’s insurance underwriting margin for the quarter and 24% of total premium revenue. Medicare Part D accounted for 4% of insurance underwriting margin and 12% of total premium revenue.

Net sales of life insurance increased 7%, while health sales, excluding Medicare Part D, decreased 6%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended Sept 30, 2012	Quarter Ended Sept 30, 2011

Life insurance	$453.7	$429.9
Health insurance - excluding Medicare Part D	169.5	177.4
Health - Medicare Part D	81.6	49.9
Annuity	0.2	0.1

Total	$705.0	$657.4

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Sept 30, 2012	% of Premium	Quarter Ended Sept 30, 2011	% of Premium	%Chg.

Insurance underwriting margins:
Life	$130.3	29	$115.1	27	13
Health	39.4	23	39.3	22	0
Health - Medicare Part D	7.3	9	6.7	13	8
Annuity	0.9		0.7

	177.9		161.8
Other income	0.6		0.7
Administrative expenses	(40.5)		(39.9)		2

Insurance underwriting income	$138.0		$122.6		13
Per share	$1.43		$1.16		23

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($65 million), on premium revenue of $187 million. Life premiums of $167 million were up 9% and life insurance underwriting margin of $56 million was up 17%. As a percentage of life premium, life underwriting margin was 34%, up from 31% and the highest of the major life distribution channels at Torchmark. Producing agents grew to 5,472, up 23% from a year ago, and up 3% during the quarter. Net life sales were $41 million, up 12%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($39 million), on premium revenue of $172 million. Life premiums of $158 million were up 9% and the life underwriting margin was $37 million, up 8%. As a percentage of life premium, life underwriting margin was 23%, down from 24%. Net life sales were $31 million, up 3%.

LNL Agency was Torchmark’s third leading contributor to total underwriting margin ($33 million), on premium revenue of $134 million. Life premiums of $70 million were down 2% and life underwriting margin of $19 million was up 22%. As a percentage of life premium, life underwriting margin was 27%, up from 22%. Net life sales for the LNL Agency were $8 million, down 6% from a year ago.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin ($14 million), on health premium of $64 million. Health underwriting margin as a percentage of health premium was 21%, same as a year ago. Net health sales were $4 million, down 24%.

LNL Agency producing agent count was 1,401, down 11% from a year ago, but up 3% during the quarter.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin ($14 million), on health premium of $71 million. Health underwriting margin as a percentage of premium was 20%, same as a year ago. Net health sales were $8 million, up 4%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agency. Third quarter premium revenue was $82 million, up 63%. Underwriting margin for third quarter 2012 was $7 million, up 8%. Torchmark developed a new lower cost Part D plan for 2012 which has resulted in significant additions of low-income auto-enrollees. The new plan was priced with the same targeted profit margin as our other Part D plan.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Administrative Expenses were $41 million, up 2% from the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the third quarter 2012 with the third quarter 2011:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended
	Sept. 30, 2012
	(dollars in millions, except per share data)
	2012	2011	% Chg.
Net investment income	$175.0	$176.8	(1)
Required interest:
Interest on net policy liabilities	(100.6)	(93.5)	8
Interest on debt	(19.8)	(19.4)	2

Total required interest	(120.3)	(112.9)	7

Excess investment income	$54.7	$63.9	(14)
Per share	$0.57	$0.61	(7)

Net investment income was down 1% despite a 5% increase in average invested assets due to lower new money yields and the calls of $300 million of bank trust preferred securities during the third quarter of 2012. Required interest on net policy liabilities increased 8%, while the average liabilities increased 6% due to changes in the mix of inforce business. The weighted average discount rate for the entire inforce block increased to 5.7% from 5.6% a year ago.

Investment Portfolio

The composition of the investment portfolio at Sept. 30, 2012 is as follows:

	Invested Assets
	(dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$10,929	93
Equities	15	0
Mortgage loans	1	0
Investment real estate	3	0
Policy loans	417	4
Other long-term investments	21	0
Short-term investments	386	3

Total	$11,773	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities
	(dollars in millions)
		Below
	Investment	Investment
	Grade	Grade	Total
Corporate bonds	$8,416	$369	$8,785
Redeemable preferred stock:
U.S.	477	252	729
Foreign	80		80
Municipal	1,177		1,177
Government-sponsored enterprises	12		12
Government and agencies	36		36
Collateralized debt obligations		64	64
Residential mortgage-backed securities	13		13
Other asset-backed securities	35		35

Total	$10,244	$685	$10,929

The market value of Torchmark’s fixed maturity portfolio was $12.5 billion; $1.6 billion higher than amortized cost of $10.9 billion. The $1.6 billion of net unrealized gains compares to $1.2 billion at June 30, 2012. Net unrealized gains were comprised of gross unrealized gains of $1.7 billion and gross unrealized losses of $103 million.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 94% of fixed maturities (95% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 6.33% during the third quarter of 2012, compared to 6.54% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $326 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended
	September 30,
	2012	2011
Average annual effective yield	4.4%	5.5%
Average rating	BBB+	BBB+
Average life (in years) to:
First call	19.0	28.9
Maturity	22.7	29.1

Realized Capital Gains on Investments – during the quarter ended Sept. 30, 2012:

Torchmark had a net realized capital gain of $7.3 million ($4.7 million after tax) resulting primarily from dispositions of fixed maturities. Year-to-date, the Company has had net capital gains of $17 million ($11 million after tax).

SHARE REPURCHASE – during the quarter ended Sept. 30, 2012:

During the quarter, the Company repurchased 874,000 shares of Torchmark Corporation common stock at a total cost of $44.4 million at an average price per share of $50.79. For the nine months ended September 30, 2012, the Company repurchased 6.6 million shares.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.

Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $504 million of liquid assets at Sept. 30, 2012.

EARNINGS GUIDANCE:

Torchmark projects that net operating income per share will range from $5.15 to $5.19 for the year ending December 31, 2012, and from $5.45 to $5.85 for the year ending December 31, 2013.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2011, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its third quarter 2012 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, Oct 25, 2012. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com